                                                                     Exhibit 2.3


                            ASSET PURCHASE AGREEMENT
                            ------------------------


         ASSET PURCHASE AGREEMENT, dated December 5, 1996, by and between Cytec Industries Inc., a Delaware corporation (the "Seller"), and GEO Specialty Chemicals, Inc., an Ohio corporation, or its permitted designee (the "Purchaser").


                              W I T N E S S E T H:
                              --------------------

         WHEREAS, prior to the date hereof, the Seller has engaged in the business of (i) producing, distributing and selling aluminum sulfate at facilities located in Chattanooga, Tennessee, Coosa Pines, Alabama, Demopolis, Alabama, DeRidder, Louisiana, Georgetown, South Carolina, Mobile, Alabama, Monticello, Mississippi, and Plymouth, North Carolina and (ii) owning and operating a kaolin clay mine (including related mineral reserves) and calcining plant in Andersonville, Georgia and manufacturing, distributing and selling calcined kaolin (the "Business"); and

         WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, certain of the assets and liabilities relating to the Business, all as more specifically provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the Seller and the Purchaser agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         Section 1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the respective meanings set forth below.

         "Acid Supply Agreement" means the Sulfuric Acid Supply Agreement to be entered into by and between the Purchaser and the Seller at Closing in substantially the form of Exhibit D attached hereto.

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

         "Agreement" means this Asset Purchase Agreement and all Exhibits and Schedules thereto.




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         "Alum Tolling Agreement" means the Alum Tolling Agreement to be entered into by and between the Purchaser and the Seller at Closing in substantially the form of Exhibit E attached hereto.

         "Appropriate Remedial Measures" mean the minimum actions necessary to address Environmental Claims including, without limitation, the investigation, monitoring, containment, restoration, cleanup, risk assessment methodologies, no action alternatives, and closure and post-closure responsibility for the Landfills and Impoundments, as required under applicable Environmental Laws. Such minimum actions shall also include reasonable usage restrictions such as declarations of environmental restrictions, deed restrictions, engineering controls, and institutional controls, whenever such usage restrictions would reduce the costs (not considering diminished property value) of implementing Appropriate Remedial Measures without materially affecting the Purchaser's ability to operate the Business or the cost thereof. Appropriate Remedial Measures shall also include reasonable attorneys fees and disbursements and other legal costs related to Environmental Claims, or sanctions for failure to comply or conform with Environmental Laws including, without limitation, fines, penalties, and affirmative duties. Appropriate Remedial Measures relating to groundwater shall include the costs of addressing any soil contamination relating thereto.

         "Assumed Contracts" means all Contracts that are listed on Schedule
3.17 (other than those Contracts identified thereon as being retained by the Seller, which shall not constitute Assumed Contracts) and all other Contracts to which the Seller is a party on the Closing Date (other than those Contracts relating primarily to the Excluded Assets or the Retained Liabilities) that relate primarily to or arise primarily out of the operation of the Business that are not required to be listed on Schedule 3.17 and which were entered into in the ordinary course of the Business, in each case, to the extent such Contracts are assignable.

         "Assumed Liabilities" means the liabilities and obligations of the Business described in the form of the Assignment and Assumption Agreement set forth as Exhibit C; all liabilities and obligations, whether known or unknown, of the Business that exist as of the Closing Date which are not Assumed Liabilities are referred to herein as the "Retained Liabilities."

         "Books and Records" means all the documents and records used by the Seller solely in or solely relating to the ownership, operation, use, maintenance or repair of the Transferred Property, the other Transferred Assets or the Business, whether recorded in hard copy, in computerized or electronic data bases, or otherwise, including, without limitation, construction records, maintenance records, surveys, title reports, maps, drawings, plans, blueprints, payroll and personnel records and files relating to the Transferred Employees, customer lists, marketing studies and/or surveys, lists of suppliers, Inventory records, written production procedures, bills of material, production routings, cost records, inspection and quality control records, and financial, tax and accounting records, but excluding, all other financial records and other documents.

         "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New Jersey are open for the general transaction of business.




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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the Confidentiality Agreement, dated May 10, 1996, by and between the Purchaser and the Seller.

         "Contracts" has the meaning set forth in Section 3.17.

         "Encumbrance" means any lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance.

         "Environmental Claims" mean all claims that are or could be asserted, obligations that are or could be imposed, and actions that are or could be required by Governmental Authorities or private parties under Environmental Laws including, without limitation, claims arising out of the use, storage, recycling, treatment, disposal, arrangement for disposal, generation, transportation, processing, handling, production, release (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")), or threatened release of any Regulated Substance. Such claims shall also include all claims and actions involving the investigation, monitoring, containment, restoration, or cleanup of soils, structures, ground water, surface water, vapors, and other features of any sites (whether waste disposal sites, former plant sites or other sites) on which any Regulated Substance may be found. The term "Environmental Claim" shall apply without regard to whether the activity giving rise to the claim was lawful or unlawful at the time of occurrence.

         "Environmental Laws" mean any applicable Governmental Rule issued, promulgated or entered into by any Governmental Authority relating to the protection of human health or the environment, the preservation or reclamation of natural resources, or the management or remediation of Regulated Substances.

         "Environmental Permits" has the meaning set forth in Section 3.20.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means those Contracts and other assets owned or leased by the Seller that relate to the Business but that are not being sold or assigned to Purchaser hereunder, such definition shall include, without limitation, the following:

                  (a) headquarters, administrative and support, and sales offices utilized by other operations of the Seller;

                  (b) the Seller's Mobile, Alabama facility and all machinery, equipment, and other items of personal property located thereat;

                  (c) the Owned Real Property on which the landfill, impoundments and sand bed filters are located at the Seller's Chattanooga, Tennessee facility, as shown on the survey of such facility previously provided to the Purchaser;




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                  (d)  cash, money on deposit or in the process of collection with banks, factors and others, certificates of deposit, commercial paper, letters of credit, stock, bonds, and other investment securities;

                  (e) accounts and notes receivable and all reserves, deposits and guarantees related thereto;

                  (f) utility deposits, prepaid insurance premiums and other prepaid expenses not transferable to Purchaser;

                  (g) all claims, credits, and choses in action relating solely and exclusively to the Excluded Assets, all rights and claims under the Seller's insurance policies existing on the date hereof, and those claims, credits and choses in action listed on Schedule 1.1A;

                  (h) all right, title and interest to the name "Cytec" and any related trademarks, servicemarks, or related rights, subject to the provisions of Section 5.9;

                  (i) all Proprietary Rights (subject to the terms of the Technology Transfer Agreement) except Recent Know-How;

                  (j) all rights under those Contracts that are not Assumed Contracts;

                  (k) all right, title and interest in and to the inactive landfill located in Monticello, Mississippi and more fully described on
         Schedule 1.1B;

                  (l) all effluent ponds or impoundments previously utilized by the Seller, or its predecessor in interest, as permitted by the terms of the DeRidder Lease, but not constituting a portion of the demised premises included in the Leased Real Property (which the Purchaser acknowledges it shall not use for any purpose after the Closing); and

                  (m)  the Excluded Permits.

         "Excluded Permits" means all Permits and Environmental Permits relating primarily to the Excluded Assets.

         "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

         "Governmental Authority" means any foreign, federal, state or local government, or any entity, authority, agency, commission or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any, court or arbitration or similar tribunal.





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         "Governmental Rule" means any foreign, federal, state or local law, judgment, order, decree, statute, ordinance, rule or regulation.

         "Impoundments" mean all active and inactive impoundments at the Transferred Property, except impoundments constituting Excluded Assets.

         "Inventory" means all raw material inventories and stockpiles, work-in-process and finished products, including without limitation, spare parts, manufacturing supplies, packaging and shipping materials used or held for sale solely and exclusively in the Business and readily usable by the Purchaser in the Business after the Closing.

         "Landfills" mean the active landfills on the Transferred Property, except landfills constituting Excluded Assets.

         "Leased Real Property" means that real property located in (i) DeRidder, Louisiana and leased to the Seller pursuant to the terms of a Sublease, dated as of January 1, 1977, by and between Bosie Southern Company and American Cyanamid Company ("Cyanamid") (the "DeRidder Lease"), and (ii) Coosa Pines, Alabama (only to the extent of the landfill located thereat) and leased to the Seller pursuant to the terms of a Lease Agreement, Restrictive Covenant and Easement, dated July 16, 1980, among Stephens Properties, Inc., Cyanamid and the Industrial Development Board of the City of Childersburg, Alabama.

         "Material Adverse Change" means a material adverse change in the financial condition or results of operations of the Business.

         "Mine" means the kaolin clay mine and calcining plant owned and operated by the Seller on Owned Real Property located in Andersonville, Georgia (and shall include all Owned Real Property located in Andersonville, Georgia).

         "Other Documents" means, collectively, the Acid Supply Agreement, the Alum Tolling Agreement, the Technology Transfer Agreement and all other deeds and instruments of transfer and other documents, certificates, instruments and agreements executed and delivered pursuant to or in connection with the Agreement.

         "Owned Real Property" means all real property and interests therein (including all land, mineral reserves, ground water and surface water) and all buildings and improvements thereto owned by the Seller and used solely and exclusively in the operation of the Business including, without limitation, all real property described in Schedule 3.6(a).

         "Permits" shall have the meaning set forth in Section 3.11.

         "Permitted Encumbrances" means (i) any Encumbrance disclosed in
Schedule 3.3, Schedule 3.5 or Schedule 3.6, (ii) any mechanics', carriers', workmen's, repairmen's, and other like Encumbrances arising or incurred in the ordinary course of business but only to the extent they attach to personal property, (iii) any Encumbrance for taxes, assessments and other




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governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings, and (iv) any imperfection of title or other Encumbrance that, individually or in the aggregate with such other imperfections and encumbrances, is not substantial in character or amount and does not materially interfere with the use of the Transferred Assets in the Business as presently conducted.

         "Person" means an individual, partnership, corporation, joint stock company, limited liability company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Phase I and Phase II Site Assessments" mean the Phase I and Phase II Site Assessments performed by the Seller for the Business properties in Chattanooga, Tennessee, Coosa Pines, Alabama, Demopolis, Alabama, Georgetown, South Carolina, Monticello, Mississippi and
Plymouth, North Carolina, and the Mine.

         "Proprietary Rights" means the patents, trademarks, service marks and copyrights, all applications and registrations relating thereto, and the technology, inventions, trade secrets, know-how, processes, and other intellectual property and proprietary information or rights used solely and exclusively in the Business as presently conducted.

         "Regulated Substances" means pollutants, contaminants, toxic or hazardous substances, compounds or related materials or chemicals, hazardous materials or hazardous waste or other substances regulated under applicable Environmental Laws.

         "Technology Transfer Agreement" means the Technology Transfer Agreement to be entered into by and between the Purchaser and Cytec Technology Corp. ("CTC") at Closing in substantially the form of Exhibit F attached hereto.

         "Transferred Assets" means all of Seller's right, title and interest in and to the Transferred Property and any and all personal property, tangible and intangible, directly and exclusively related to the ownership, operation, use, maintenance and repair of the Transferred Property or the Business, other than the Excluded Assets. The Transferred Assets shall include, without limitation, the following:

                  (a) all Inventory owned by the Seller for utilization solely and exclusively in the Business;

                  (b) all machinery, equipment, rotary kilns, storage vessels and associated pumping and piping equipment, tools, vehicles, office furniture, leasehold improvements together with all other items of personal property owned by the Seller and used exclusively in the Business, including, without limitation, those items listed on Schedule 3.7;

                  (c) subject to any consent requirements, all of Seller's interest in and under the Assumed Contracts;




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                  (d)  to the extent transferable, all of Seller's rights in and under the Permits and the Environmental Permits (other than the Excluded Permits);

                  (e) business know-how related solely and exclusively to the Business;

                  (f) the Proprietary Rights, if any, used solely and exclusively in the Business as presently conducted to the extent developed by the Seller after December 17, 1993 (the "Recent Know-How");

                  (g) the Books and Records related solely and exclusively to the Business;

                  (h)  the Transferred Claims; and

                  (i) all other assets owned by the Seller for use solely and exclusively in the conduct of the Business, whether or not reflected on the Books and Records of the Seller, including without limitation, the Business as a going concern, its goodwill and franchises.

         "Transferred Claims" means all claims and choses in action that relate solely and exclusively to the Transferred Property, the other Transferred Assets or the Business and that are not Excluded Assets.

         "Transferred Employees" shall have the meaning set forth in Section 5.11(a).

         "Transferred Property" means the Owned Real Property and the Leased Real Property, other than the Excluded Assets.

         Section 1.2. INTERPRETATION. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words important the singular shall also include the plural, and vice versa.


                                   ARTICLE II
            PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES;
                              ADDITIONAL COVENANTS

         Section 2.1. PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined in Section 2.5), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser all of the Seller's right, title and interest in and to the Transferred Assets and the Purchaser shall purchase such Transferred Assets from the Seller and shall assume only the Assumed Liabilities. NOTWITHSTANDING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PURCHASER IS




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NOT ASSUMING, NOR SHALL IT IN ANY MANNER BECOME LIABLE FOR, ANY
OTHER LIABILITIES OR OBLIGATIONS OF ANY KIND OR NATURE WHATSOEVER OF THE SELLER OR ITS AFFILIATES.

         Section 2.2. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") to be paid by the Purchaser shall be $11,035,000, subject to adjustment as set forth below in this Article II (the "Purchase Price"). The Purchase Price shall be paid at Closing by wire transfer of immediately available funds as follows: (i) $10,335,000 to an account specified by the Seller, and (ii) $700,000 to an account specified by CTC.

         Section 2.3. SETTLEMENT OF THE PURCHASE PRICE. (a) The Purchaser and the Seller shall jointly make a physical count of the Inventory as of the Closing Date. The Purchaser and the Seller shall each have the right to have their respective independent accountants present at and to participate in the physical count. The Purchaser and the Seller shall jointly prepare a report (the "Inventory Report") of the results of the inventory count no later than the end of the tenth Business Day following the Closing Date. If the Purchaser and the Seller cannot agree on the content of the Inventory Report, such disagreement shall be resolved by recounting the affected items of Inventory or by such other means as the Purchaser and the Seller may agree no later than 20 Business Days after the Closing Date. All Inventory shall be valued as set forth on Schedule
2.3. The value of the Inventory shown on the Inventory Report, calculated as set forth herein, shall be the "Closing Inventory Amount."

         (b) If the Closing Inventory Amount exceeds $500,000 with respect to the alum portion of the Business or $300,000 with respect to the Mine and calcining portion of the Business, then the Purchaser shall pay to the Seller an amount equal to such excess, together with simple interest thereon from the Closing Date to the date of payment at the rate of 6.5% per annum. If the Closing Inventory Amount is less than said amounts then the Seller shall pay to the Purchaser an amount equal to such deficit, together with simple interest thereon from the Closing Date to the date of payment at the rate of 6.5% per annum. Notwithstanding the foregoing, the Purchaser shall not be obligated to pay the Seller for calcined kaolin included in such Inventory in excess of $197,000 plus $5,400 for each day (or portion thereof) in the period commencing on December 4, 1996 and ending on the Closing Date, subject to an aggregate limit of $220,000.

         (c) Any amount payable pursuant to Section 2.3(b) shall be paid by certified check or checks payable to the order of the Purchaser or the Seller, as the case may be, as soon as practicable following the Closing Date and in no event more than five Business Days following the final determination of the Closing Inventory Amount.

         Section 2.4. ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be allocated as set forth in Exhibit A hereto. The Purchaser and the Seller shall use such allocation in filing their respective Internal Revenue Service Form 8594s, and such allocation will be controlling for purposes of reporting any federal, state, local or foreign tax consequences resulting from the transactions contemplated hereby. Each party will provide the other with a draft of any tax




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



return, reports and forms required by Section 1060 of the Code at least ten days prior to the filing thereof.

         Section 2.5. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of counsel to the Purchaser at 10:00 A.M. local time within five Business Days of the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and place as is mutually agreed to by the Purchaser and the Seller. The time and date of the Closing is herein called the "Closing Date".


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as follows:

         Section 3.1. ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its property and assets and to carry on the Business as presently conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each of the states in which any Transferred Property is located. The Business is conducted solely through the Seller, except for the ownership of certain Proprietary Rights which are owned by Cytec Technology Corp.

         Section 3.2. AUTHORIZATION. The Seller has the corporate power and authority to execute and deliver this Agreement and the Other Documents to which it is a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. Each of this Agreement and the Other Documents to which the Seller is a party has been or, in the case of any document delivered after the date hereof, will be duly authorized, executed and delivered by the Seller and constitutes or, in the case of any document delivered after the date hereof, will constitute a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

         Section 3.3. NON-CONTRAVENTION. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the Other Documents to which the Seller is a party nor the performance by the Seller of its obligations hereunder and thereunder will (i) contravene any provision contained in the Seller's Certificate of Incorporation or by-laws, (ii) violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Seller is a party or by which it is bound or to which any of its assets or properties are subject, other than violations, breaches or defaults which, individually or in the aggregate, would not adversely affect the Business, (iii) result in the creation or imposition of any Encumbrance on any of the Transferred Assets, except Permitted




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



Encumbrances, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability.

         Section 3.4. NO CONSENTS. Except as set forth in Schedule 3.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance by the Seller of this Agreement or the Other Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby by the Seller.

         Section 3.5. TITLE TO PERSONAL PROPERTY. Except as set forth in
Schedule 3.5, the Seller has good title to (or valid leasehold or contractual interests in) all personal property comprising Transferred Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. Schedule 3.5 lists all personal property comprising Transferred Assets which the Seller leases or otherwise does not own.

         Section 3.6. REAL PROPERTY. (a) Schedule 3.6 contains accurate legal descriptions of the Owned Real Property, other than the Excluded Assets. The Seller holds good and marketable fee simple title to the Owned Real Property included in the Transferred Property (including related surface rights and mineral rights), free and clear of any Encumbrances, other than Permitted Encumbrances.

         (b) Except as set forth on Schedule 3.6 and except as contemplated hereby, no surface or mineral (i) leases, (ii) subleases, (iii) licenses or (iv) other occupancy or tenancy rights affecting any portion of the Owned Real Property included in the Transferred Property are now in effect or being negotiated by the Seller.

         (c) Except as set forth on Schedule 3.6 and except as contemplated hereby, no agreements are now in effect or being negotiated by the Seller regarding the sale of any portion of the Owned Real Property included in the Transferred Property (including any mineral rights therein) or the granting of any right of first refusal or option to purchase any portion of such Owned Real Property (including any mineral rights therein).

         (d) Except as set forth in Schedule 3.6, the use and occupancy of the Transferred Property, as presently being used and occupied by the Seller, is in compliance with all applicable Federal, State and local laws, regulations and ordinances (including, without limitation all zoning laws, building codes, and subdivision and land use laws, but excluding Environmental Laws which are expressly covered in Section 3.20) affecting the Transferred Property, except where the failure to be in compliance therewith would not have a material adverse affect on the use or occupancy of the Transferred Property or the operation of the Business as presently conducted.

         (e) Neither the whole nor any portion of the Transferred Property is subject to any governmental decree or order to be sold nor, to the Seller's knowledge, have any proceedings for the condemnation, appropriation or other taking of all or any portion of the Transferred Property been instituted or threatened, with or without payment therefor.





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



         (f) Schedule 3.6 contains a true and complete list of all surveys, studies, estimates or reports which are within the Seller's possession or subject to its control relating to the mineral reserves contained within the Owned Real Property located at Andersonville, Georgia, copies of which have previously been provided to the Purchaser.

         (g) With respect to the farmhouse situated on the Andersonville, Georgia property, any occupants thereof are in possession of such farmhouse pursuant to verbal permission granted by the Seller for a temporary period only, and the Seller has not granted any lease or other legal right of occupancy.

         Section 3.7. PLANT AND EQUIPMENT OF THE BUSINESS. Schedule 3.7 sets forth a list of (i) the plants, property and other Transferred Property owned or leased by the Seller and utilized exclusively by the Business, and (ii) all machinery, equipment and other items of personal property acquired after January 1, 1980 utilized in the Business (other than at the Seller's Mobile, Alabama facility) and having a gross acquisition cost of $25,000 or more. Schedule 3.7 also lists certain other property utilized exclusively in the Business having a gross acquisition cost of less than $25,000.

         Except as set forth on Schedule 3.7, the Transferred Assets currently being used in the Business are in good operating condition, ordinary wear and tear excepted. Other than the Excluded Assets, the Transferred Assets comprise all of the material assets that the Seller uses in the conduct of the Business as presently conducted and are sufficient to conduct the Business as presently conducted.

         Section 3.8. INVENTORY. Schedule 3.8 sets forth a true and complete listing of the dollar value (calculated at the Seller's full standard cost) of all Inventory used or held for sale exclusively in the Business as of September 30, 1996. Except as disclosed in Schedule 3.5, the Seller has good title to all of its Inventory, free and clear of any Encumbrances, other than Permitted Encumbrances.

         Section 3.9. FINANCIAL SUMMARY. The Unaudited Pro Forma Financial Summary (including the explanatory notes contained therein) attached hereto as
Schedule 3.9 (the "Financial Summary") fairly and accurately presents the financial data stated therein and, except as set forth in Schedule 3.9, has been prepared on a basis consistent with the Seller's overall accounting practices and standards. The "gross property, plant and equipment" for the Owned Real Estate located in Andersonville, Georgia as shown on Schedule 3.9 includes acquisition costs of approximately $174,000 for the purchase of the real property at Andersonville, Georgia, but does not otherwise reflect the value of the mineral reserves located thereat.

         Section 3.10. ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in
Schedule 3.10, since September 30, 1996 there has not been any Material Adverse Change. Except as set forth in Schedule 3.10, since September 30, 1996 the Seller has conducted the Business in the ordinary course, and, except as set forth on Schedule 3.10, since September 30, 1996, the Seller has neither lost any material customers of the Business nor experiences any material decrease in the volume of its sales attributable to the Business or the profit margins relating thereto.




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         Section 3.11. GOVERNMENTAL AUTHORIZATIONS; LICENSES; ETC. Except as set
forth in Schedule 3.11, the Business is being operated in material compliance with all applicable laws, rules and regulations of all Governmental Authorities (excluding Environmental Laws, which are addressed in Section 3.20 herein). Except as set forth in Schedule 3.11, the Seller has all permits licenses and approvals, and has made all notifications, registrations and filings with all Governmental Authorities (excluding permits, licenses and approvals and notifications, registrations and filings required by Environmental Laws, which are addressed in Section 3.20 herein) necessary (i) for the current use and occupancy of the Transferred Property by the Seller and (ii) the operation of the Business as currently conducted by the Seller (collectively, the "Permits").

         Section 3.12. LITIGATION. Schedule 3.12 sets forth as of the date hereof a true and complete list of all actions, suits or proceedings relating to the Business currently pending or overtly threatened in writing against the Seller by any Governmental Authority or other Person. Except as set forth in
Schedule 3.12 there are no outstanding orders, judgments or decrees binding upon or relating to the Business.

         Section 3.13. TAXES. Except as set forth in Schedule 3.13, all federal, state and local tax returns and reports of the Seller required to be filed which relate to or affect the Business have been filed. Except as set forth in
Schedule 3.13, all federal, state and local taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees and other governmental charges with respect to the Business have been paid or duly provided for, or are being contested in good faith by appropriate proceedings, or have arisen after the date hereof in the ordinary course of business. There are no tax liens on any of the Transferred Assets, other than Permitted Encumbrances.

         Section 3.14. EMPLOYEE MATTERS. (a) Schedule 3.14 contains a true and complete list as of October 31, 1996 of the employees currently employed by the Seller exclusively in the conduct of the Business, listing the base compensation, overtime and cash bonuses payable by the Seller to each such employee.

         (b) Except as set forth on Schedule 3.14, (i) the Seller has not entered into any contract with any of its employees currently employed by it exclusively in the conduct of the Business who will become employees of the Purchaser after the Closing or any collective bargaining agreements with respect to such employees, (ii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the Seller's knowledge, overtly threatened against the Business, (iii) to the Seller's knowledge, no union organization campaign is currently in progress on the date hereof with respect to any non-union employees employed in the Business, and no question concerning representation exists respecting such employees, (iv) there is no unfair labor practice, charge or complaint pending or, to the Seller's knowledge, overtly threatened against the Seller arising out of the conduct of the Business, and
(v) the Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its employees in the Business at any time, for any lawful or no reason, without penalty or liability.

         Section 3.15. EMPLOYEE BENEFIT PLANS. Schedule 3.15 lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees of the Business including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (collectively, the "Employer Benefit Plans"). Except as set forth on Schedule 3.15, neither the Seller nor any of its Affiliates sponsors, contributes to, or is otherwise obligated to, any multi-employer plan as defined in ERISA.

         Section 3.16. PROPRIETARY RIGHTS. Except as set forth on Schedule 3.16, to the Seller's knowledge the Seller is not in violation in the conduct of the Business of any patent, trademark, trade name, service mark, copyright or intellectual property of any other Person. Except as set forth in Schedule 3.16, there is no claim pending or, to the Seller's knowledge, overtly threatened that the conduct of the Business by the Seller conflicts with, violates or infringes the intellectual property rights of any other Person.

         Section 3.17. CONTRACTS. (a) Schedule 3.17 lists all contracts (except for purchase orders executed by the Seller or customers of the Seller in the ordinary course of Business executed after the date hereof), agreements, Employee Benefit Plans, leases, commitments, instruments, plans, permits or licenses, whether written or oral, with respect to the Business to which the Seller is a party or is otherwise bound (collectively, the "Contracts") of the type described below:

                  (i) all agreements or commitments for the sale by the Business of products or services, or the purchase by the Business of raw materials, products or services, other than those that are for amounts not to exceed $100,000 in any calendar year;

                  (ii) all agreements or commitments of the purchase by the Business of machinery, equipment or other personal property other than those that are for amounts not to exceed $25,000 in any calendar year;

                  (iii) all capitalized leases, pledges, conditional sale or title retention agreements;

                  (iv)  all leases of Transferred Property;

                  (v) all collective bargaining agreements (the "Collective Bargaining Agreements") and Employee Benefit Plans;

                  (vi) all agreements relating to the consignment or lease of personal property (whether the Seller is lessee, sublessee, lessor or sublessor) involving the payment of more than $10,000 in any calendar year;

                  (vii) all license, royalty or other agreements relating to the Proprietary Rights;

                  (viii) all agreements prohibiting the Seller from freely engaging in the Business in the Territory (as defined in Section 5.10) and any other agreement not to compete to which Seller is a party (whether as obligor or obligee) and which related to the Business;

                  (ix) all distributorship, agency, servicing, or marketing agreements to which the Seller is a party and which relate to the Business;

                  (x) all freight agreements or other agreements for the transport of supplies, raw materials, work-in-process or finished goods to which the Seller is a party relating solely and exclusively to the Business;

                  (xi) all service, maintenance, repair or construction contracts relating to the Transferred Assets to which the Seller is a party or by which it is bound involving the payment of more than $10,000 in any calendar year;

                  (xii) all swap, barter or similar agreements to which the Seller is a party relating to the Business and involving the delivery or receipt of more than $10,000 in value in any calendar year; and

                  (xiii) any agreement other than those covered by clauses (i) through (xii) above relating to the Business and involving payment or receipt of more than $25,000 in any calendar year.

         (b) Except as disclosed in Schedule 3.17, to the Seller's knowledge, as of the date hereof none of the other parties to any such Contracts has given written notice to the Seller that it intends to terminate or materially alter the provisions of such Contracts either as a result of transactions contemplated hereby or otherwise.

         (c) Except as set forth on Schedule 3.17, no event or condition has occurred or presently exists which constitutes a material default or breach or, after notice or lapse of time or both, would constitute a material default or breach by the Seller, or to Seller's knowledge, any other party thereto, under any of the Contracts. Except as disclosed in Schedule 3.17, as of the date hereof the Seller has not received notice that it is in, nor has the Seller given notice of, any material default or claimed, purported or alleged material default on the part of any party in the performance of any of the Contracts.

         (d) True and complete copies of all written Contracts, including any amendments thereto, have been made available to the Purchaser as part of its investigation of the Business.

         Section 3.18. CERTAIN OBLIGATIONS. Schedule 3.18 identifies all bonds, letters of credit, corporate guarantees and similar instruments issued by or at the request of the Seller to Governmental Authorities in connection with the Business pursuant to any Environmental Law or otherwise (collectively, the "Other Obligations"). The Other Obligations are in full force and effect and are sufficient for material compliance by the Seller with all requirements of applicable law and of all agreements to which it is a party.

         Section 3.19. FINANCIAL RECORDS. All material books of account and other financial records of the Seller relating solely and exclusively to the Business, the Transferred Property and the other Transferred Assets are complete and correct in all material respects and have been made available to the Purchaser. All of such books and records have been prepared and maintained in accordance with the Seller's customary business practices and, where applicable, in conformity with GAAP.

         Section 3.20. ENVIRONMENTAL MATTERS. (a) Schedule 3.20(a) lists all of the permits issued pursuant to or in connection with Environmental Laws (the "Environmental Permits") currently held by Seller relating to the ownership, use and operation of the Business, other than the Excluded Permits. True and complete copies of the Environmental Permits have been made available to Purchase for its review. No Environmental Permits other than those listed on
Schedule 3.20(a) are required for the ownership, use or operation of the Business as of the Closing Date. All of the Environmental Permits are valid and are in full force and effect, and the Seller is in material compliance with all of the terms, covenants and conditions of each of the Environmental Permits.

         (b) Except as set forth on Schedule 3.20(b), to the best of the Seller's knowledge, (i) the Phase I and Phase II Site Assessments and other environmental data listed on Schedule 3.20(b), copies of which have previously been provided to Purchaser, accurately disclose, in all material respects, the current environmental condition of each of the Transferred Properties, (ii) none of the Transferred Properties is currently listed on the National Priorities list pursuant to CERCLA or any similar publicly available listing under comparable state law, and (iii) since December 31, 1993, the Seller's ownership and operation of the Business and the use of the Transferred Assets has been, and as of the Closing Date will be, in material compliance with all Environmental Laws.

         (c) Seller has provided Purchaser with full access to all environmental records, assessments, audits, surveys, studies, correspondence, reports, pleadings and analyses prepared by or on behalf of Seller or its predecessors, and that are in Seller's possession or subject to its control, and that relate to the Business, the Transferred Property or the other Transferred Assets (other than the Excluded Assets);

         (d) Except as disclosed in the Phase I and Phase II Site Assessments or in Schedule 3.20(d), to the best of Seller's knowledge, the soil and groundwater of the Transferred Property contain no underground storage tanks, polychlorinated biphenyls, dioxin or chlorinated compounds or solvents.

         (e) Schedule 3.20(e) lists (i) all reports, filings or notices that the Seller has issued, submitted or filed within the three-year period prior to the date hereof with respect to the Transferred Property or the Business (other than the Excluded Assets) with any Governmental Authority relating to any leak, spill, discharge, leaching, emission, escape or release of any Regulated Substance (other than in accordance with the terms of any Environmental Permit), and (ii) all written notices, citations and/or complaints that the Seller has received within the three-year period prior to the date hereof with respect to the Transferred Property or the Business

(other than the Excluded Assets) from any Governmental Authority or any other Person regarding any actual or alleged violation or liability under any Environmental Law or Environmental Permit. True and complete copies of all items referred to in subsections (i) and (ii) have been made available to the Purchaser for its review. All alleged violations in such notices, citations, and complaints have been resolved in all materials respects.

         Section 3.21. BROKERS. With the exception of EVEREN Securities, Inc., no Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Seller in connection with this Agreement or any of the transactions contemplated hereby. The fees and expenses of EVEREN Securities, Inc. are the sole responsibility of, and shall be paid by, the Seller.

         Section 3.22. DISCLOSURE. No representation or warranty made by the Seller hereunder (as such representations and warranties may be modified by the information contained in the Schedules hereto) contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Certain matters reflected in the Schedules referred to in this Article III are not necessarily required by this Agreement to be reflected in such Schedules. Such additional matters are merely set forth for informational purposes and do not necessarily include other matters of a similar nature not required to be disclosed hereunder. In addition to the foregoing, any matter disclosed on a Schedule pursuant to one provision of this Agreement shall be deemed to be disclosed for all purposes hereunder on each other Schedule pursuant to such other provisions of this Agreement as are reasonably related thereto.

         Section 3.23. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III HEREOF, THE SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER AND THE SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM OR USAGE IN THE TRADE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as follows:

         Section 4.1. ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.

         Section 4.2. AUTHORIZATION. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the Other Documents and to perform is obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. Each of this Agreement and the Other Documents has been or, in the case of any document delivered after the date hereof, will be duly authorized, executed and delivered by the Purchaser and constitutes or, in the case of any document delivered after the date hereof, will constitute a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         Section 4.3. NON-CONTRAVENTION. The Purchaser is not subject to any provision of its Certificate of Incorporation or by-laws or any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction that would prevent the consummation of the transactions contemplated by this Agreement and the Other Documents.

         Section 4.4. NO CONSENTS. Except for consents required in connection with the Purchaser's assumption of the Assumed Liabilities, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement, the instruments of transfer and the Other Documents or the consummation of the transactions contemplated hereby and thereby by the Purchaser.

         Section 4.5. FINANCIAL RESOURCES. The Purchaser has cash or credit facilities presently available to meet all of its payment obligations set forth herein.

         Section 4.6. BROKERS. No Person is or will be entitled to broker's, finder's, investment banker's financial advisor's or similar fee from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

         Section 5.1. ACCESS AND INFORMATION. Prior to the Closing, the Purchaser shall be entitled to make or cause to be made such reasonable investigation of the Business, and the financial and legal condition thereof, as the Purchaser deems reasonably necessary or advisable, and the Seller shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Seller shall permit the Purchaser and its agents and representatives or cause them to be permitted to have reasonable access to the premises, books and records of the Seller pertaining to the Business upon reasonable notice during regular business hours as the Purchaser shall reasonably request from time to time in a manner so as not to interfere with the normal business operations of the Seller. All information provided to the Purchaser pursuant to this Section 5.1 shall be subject to the provisions of the Confidentiality Agreement.

         Section 5.2. AFFIRMATIVE COVENANTS. From the date hereof until the Closing, except as otherwise expressly provided herein the Seller shall:

                  (a) conduct the Business only in the ordinary and regular course of business consistent with past practices;

                  (b) use commercially reasonable efforts to keep in full force and effect all material rights, franchises, Proprietary Rights and goodwill relating or obtaining to the Business;

                  (c) use commercially reasonable efforts to retain those employees actively employed in the Business and preserve the Business' present relationships with customers, suppliers, contractors, distributors and such employees, and continue to compensate such employees consistent with past practices;

                  (d) use commercially reasonable efforts to maintain the Proprietary Rights so as not to affect adversely the validity or enforcement thereof; maintain the other Transferred Assets in customary repair, order and condition, and in the event of any material casualty, loss or damage to any of the Transferred Assets, either repair or replace such assets with assets of comparable quality;

                  (e) use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions reasonably necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Purchaser's obligation to close to be satisfied;

                  (f) maintain the Books and Records on a basis consistent with past practice; and

                  (g) promptly inform the Purchaser in writing upon becoming aware of any material breach of or change in the representations and warranties contained in Article III hereof.

         Section 5.3. NEGATIVE COVENANTS. From the date hereof until the Closing, without the prior written consent of the Purchaser, except as otherwise expressly provided in Article V hereof, the Seller will not:

                  (a) enter into any contract, agreement or commitment (other than in the ordinary course of business) which, if entered into prior to the date of this Agreement, would cause any representation or warranty of the Seller to be untrue in any respect or be required to be disclosed on one or more Schedules referred to in Article III;

                  (b) take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which would result in a Material Adverse Change;

                  (c) sell any Inventory at a discount (except normal credit discounts for prompt payment) or otherwise transfer, assign, lease, or otherwise dispose of any Inventory or any of the Transferred Assets other than in the ordinary course;

                  (d) increase the rate of compensation paid, or pay any bonus to, any employee of the Business, except in accordance with the Seller's past practices other than a one-time bonus to be paid to salaried employees in connection with the sale of the Business;

                  (e) cancel, release, or relinquish any material debts of or claims against others held by the Seller with respect to the Transferred Assets or the Business or waive any material rights relating thereto;

                  (f) except to the extent required to transfer the Transferred Assets and unless agreed to by the Purchaser in advance, terminate or materially modify any of the Contracts;

                  (g) do or omit any act that would cause a material default by the Seller under, or material breach by the Seller of, any of the Contracts; or

                  (h) directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence or conduct negotiations with any party other than the Purchaser, or enter into any agreement with any party other than the Purchaser concerning the sale, lease or other disposition of the Business, the Transferred Assets, or any part thereof.

         Section 5.4. CERTAIN REAL PROPERTY MATTERS. (a) The Seller shall use its commercially reasonable efforts to obtain within 30 days of the Closing Date an access easement benefitting the Owned Real Property located at Georgetown, South Carolina from Praxair, Inc. for the benefit of the Purchaser, its successors and assigns. The Seller shall coordinate its efforts in that regard with the Purchaser's counsel.

         (b) In the event that the Seller does not deliver the survey of the Georgetown, South Carolina property to the Purchaser by the Closing, the Seller shall, within fourteen days following the Closing Date, cause such survey to be completed at its sole expense and delivered to the Purchaser. The survey shall include a description of the access drive subject to the Reciprocal Easement Agreement benefitting the property. The survey shall contain such certifications as may be reasonably required by the Purchaser, consistent with the certifications provided on other surveys delivered by the Seller hereunder.

         (c) The Seller has requested that Weyerhauser Corporation grant an access easement benefitting the Plymouth, North Carolina property (the "Access Easement"). Following the Closing Date, the Seller shall obtain the Access Easement in favor of the Purchaser and shall cause the Access Easement to be recorded in the real estate records in the County in which the property is located within sixty days following the Closing Date. The Access Easement shall contain such terms as shall be approved by the Purchaser in the good faith exercise of its reasonable business judgment, which approval shall not be unreasonably withheld or delayed.

         Section 5.5. CLOSING DOCUMENTS. The Seller shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to the Purchaser, the documents or instruments described in Section 6.2. The Purchaser shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Seller, the documents or instruments described in
Section 6.3.

         Section 5.6. ACCESS TO RECORDS AFTER THE CLOSING. (a) After the Closing, upon request the Seller and its representatives shall be permitted reasonable access, during normal business hours, to and to make inspection of the Books and Records transferred to the Purchaser hereunder so long as such records are maintained by the Purchaser in accordance with its customary records retention policy and to make copies thereof as is reasonably necessary to allow the Seller to obtain information in the Purchaser's possession (but excluding attorney work product or other privileged communications). The Seller shall pay the Purchaser's reasonable out-of-pocket costs incurred in connection with satisfying such requests. In the event that the Purchaser determines to destroy or otherwise dispose of any such Books and Records, it shall provide the Seller with at least 60 days' prior written notice before proceeding with any such destruction or other disposal. The Seller shall have the right, upon receipt of such notice, to elect prior to the date scheduled for such destruction or disposal to obtain all or any portion of the Books and Records to be destroyed or disposed of unless, in the reasonable opinion of counsel to the Purchaser, the Seller's possession of such Books and Records, or a portion thereof, would result in the waiver of any privilege to which the Purchaser was then entitled, in which case the Purchaser may, at its option, refuse to provide the affected portion of such Books and Records to the Seller. Promptly following notification to the Purchaser of its election to obtain any such Books and Records, the Seller shall arrange for the delivery of such Books and Records to the Seller or its agent, at the Seller's sole expense, and the Purchaser shall cooperate therewith. This paragraph shall survive the Closing and shall continue in full force and effect until such time as the Purchaser and the Seller agree that the Books and Records are no longer necessary for any tax audit disclosures.

         (b) After the Closing, upon request the Purchaser and its representatives shall be permitted reasonable access, during normal business hours, to and to make inspection of the books and records retained by the Seller that relate to the Transferred Assets or the Assumed Liabilities (including, but not limited to, books and records relating to the financial performance of the Business during the three-year period prior to the Closing Date) so long as such records are maintained by the Seller in accordance with its customary records retention policy and to make copies of the portions thereof relating to such Transferred Assets and Assumed Liabilities as is reasonably necessary to allow the Purchaser to obtain information relating thereto in the Seller's possession (but excluding attorney work product or other privileged communications). The Purchaser shall pay the Seller's reasonable out-of-pocket costs incurred in connection with satisfying such requests. For a period of two years following the Closing Date, in the event that the Seller determines to destroy or otherwise dispose of any such books and records, it shall provide the Purchaser with at least 15 days' prior written notice before proceeding with any such destruction or other disposal so that the Purchaser may have a reasonable opportunity to exercise its inspection rights as provided in the first sentence of this clause (b). In addition, upon request the Seller shall provide reasonable assistance to the Purchaser in connection with the Purchaser's examination of such books and records. Neither the Seller, nor the Seller's Affiliates nor their respective successors, permitted assigns, officers, directors, employees or agents shall have any liability to the Purchaser or any third party from either the Purchaser's use of such books and records or the Seller's assistance with respect thereto and, subject to the provisions of
Article IX hereof, the Purchaser shall indemnify and hold harmless the Seller and such other Persons against any and all Damages (as defined in Section 9.2) arising therefrom.

         Section 5.7. TRANSFER AND PROPERTY TAXES. (a) The Purchaser shall pay or cause to be paid the first $25,000 in aggregate amount of any transfer, sales, use, stamp, recording or similar tax or fee under the laws of any Governmental Authority arising out of or resulting from the purchase of the Transferred Assets and the assumption of the Assumed Liabilities and the Seller shall pay the balance thereof. The Purchaser shall prepare and file the required tax returns and other required documents with respect to the taxes and fees required to be paid pursuant to the preceding sentence and shall promptly provide the Seller with evidence of the payment of such taxes and fees.

         (b) The Seller shall (i) prepare and file all tax returns reporting the income attributable to the Transferred Assets or the operation of the Business for all periods ending prior to the close of business on the day immediately preceding the Closing Date, (ii) prepare and file all income tax returns reporting the income of the Seller arising on the Closing Date from the sale to the Purchaser of the Transferred Assets and the assumption by the Purchaser of the Assumed Liabilities, (iii) be responsible for the conduct of all tax examinations relating to the tax returns referred to in (i) and (ii) above, and
(iv) pay all taxes attributable to the Transferred Assets or the operation of the Business due with respect to the tax returns referred to in (i) and (ii) above. The Purchaser shall prepare and file all tax returns reporting the income attributable to the ownership of the Transferred Assets and the operation of the Business by the Purchaser for all periods beginning on or after the Closing Date and shall be liable for and pay all taxes due in respect of such tax returns.

         (c) All real property taxes imposed with respect to the Transferred Assets shall be apportioned as of the Closing Date in accordance with Section 164(d) of the Code. All personal property, motor vehicle (including road use) and ad valorem taxes, water charges and sewer rents, if any, vault charges, if any, an all other taxes, charges or assessments levied or imposed upon the Transferred Assets by any Governmental Authority, for the taxable year beginning before and ending on or after the Closing Date shall be apportioned and pro rated on a per diem basis between the Purchaser and the Seller as of 11:59 p.m. on the day before the Closing Date (the "Adjustment Time"). The Seller shall pay or cause to be paid, on or prior to the Closing Date, all real property and ad valorem taxes and any other taxes and assessments against the Transferred Assets for all taxable periods ending prior to the Closing Date. The Purchaser shall pay all real property and ad valorem taxes and any other taxes and assessments against the Transferred Assets for all periods beginning on or after the Closing Date. For taxable periods in which the Closing occurs, such taxes and assessments shall be apportioned and pro rated on a per diem basis between the Purchaser and the Seller as of the Adjustment Time. If the Closing Date shall occur before the tax rate for the taxable period including the Closing is fixed by the appropriate taxing authority, the apportionment of any such taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation and shall be readjusted promptly after such tax rates are known. The tax proration amount due from the Seller at Closing shall be paid by the Seller to the Purchaser. Such obligation to readjust shall survive the Closing. If tax reduction proceedings have been commenced with respect to the Transferred Property contained in the Transferred Assets for the year in which the Closing occurs, any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the Adjustment Time shall belong to and be the property of the Seller and any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the Adjustment Time shall belong to and be the property of the Seller and any refunds or savings in the payment of taxes applicable to the period from and after the Adjustment Time shall belong to and be the property of the Purchaser. All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Purchaser and the Seller in proportion to the gross amount of such refunds or savings payable to the Purchaser or the Seller, respectively.

         Section 5.8. PRORATION OF EXPENSES. Except as provided in Section 5.11(d), all credit memos, charges, rents and expenses existing as of the Closing Date with respect to the Assumed Contracts and all utilities, unreimbursed travel expenses and other expenses ordinarily incurred in the operation of the Business shall be apportioned as of the Closing Date such that the Seller shall pay or cause to be paid, on or prior to the Closing Date, all such charges and expenses for periods prior to the Closing Date and the Purchaser shall pay all such charges and expenses for periods on or after the Closing Date.

         Section 5.9. USE OF NAME. Effective as of the Closing, the Seller hereby grants to the Purchaser, the limited, nonexclusive personal right to use the name "Cytec" and any related trademarks or servicemarks for up to 30 days from the Closing to the extent, but only to the extent, necessary to enable the Purchaser to sell any items of Inventory (including packaging materials) included in the Transferred Assets. Except as provided in this Section 5.9, the Purchaser shall have no right to the use of the name "Cytec", any derivative form thereof or any trademark, servicemark, or related right, all of which are assets being retained by the Seller.

         Section 5.10. NON-COMPETITION AGREEMENT. For a period of five years after the Closing Date, neither the Seller nor its Affiliates will, directly or indirectly, engage in the manufacture or sale of aluminum sulfate or calcined kaolin within a 200 mile radius of the Mine or any alum manufacturing facility currently used in the conduct of the Business (as intended to be sold) (the "Territory"); provided, however, that the Seller and its Affiliates may (a) sell all inventory remaining at its Mobile, Alabama facility at the expiration of the Alum Tolling Agreement, (b) produce aluminum sulfate within the Territory (i) for their own internal requirements and (ii) as an intermediate step in any production process utilized by the Seller or its Affiliates on or after the date hereof, (c) manufacture and sell products that contain aluminum sulfate as a component thereof, and (d) own as a passive investment up to an aggregate of 5% of the voting securities of any entity engaged in the Business in the Territory. Notwithstanding the foregoing, the Seller and its Affiliates may acquire and operate an entity which engages in the Business in the Territory; provided, that the revenues of such entity within the Territory attributable to the Business (excluding sales to the Seller and its Affiliates) in the fiscal year ending immediately prior to the date of acquisition by the Seller or an Affiliate do not exceed the lesser of (x) 10% of the total revenues of such entity during such fiscal year, or (y) $10,000,000.

         The Seller shall have the right to use the Proprietary Rights (including, without limitation, the Recent Know-How) to the extent that such use does not violate the provisions of this Section 5.10.

         The Seller acknowledges that the restrictions contained in this Section
5.10 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any breach by the Seller of any provision hereof will result in irreparable injury to the Purchaser. The Seller acknowledges that, in addition to all remedies available at law, the Purchaser shall be entitled to apply for equitable relief, including injunctive relief, arising from such breach.

         Section 5.11. EMPLOYMENT MATTERS.

         (a) EMPLOYMENT BY THE PURCHASER. Each employee listed on Schedule 3.14 (other than five employees (the "Excluded Employees") previously identified by the Purchaser and disclosed to the Seller) who is employed in connection with the Business on the Closing Date (and who is not on any disability leave as of that date) shall become an employee of the Purchaser from and after the Closing, unless any such employee otherwise elects (the "Transferred Employees"). The Purchaser shall have no liability for the payment of wages (or withholding in respect thereof) or the provision of any benefits (including, without limitation, severance benefits) payable to the Excluded Employees. Any employee who is on disability on the Closing Date (other than an Excluded Employee) may also elect to become a Transferred Employee provided such employee returns from disability leave within 60 days after the Closing. The employment of the Transferred Employees shall be upon such terms and conditions as the Purchaser determines, but which terms and conditions shall be generally consistent with those in effect at similar operations maintained by Purchaser as of the Closing Date. The Purchaser shall cooperate with the Seller upon its reasonable request in attempting to cause each Transferred Employee to execute and deliver to the Seller a written release and waiver, in a form to be provided by the Seller, of any rights such Transferred Employee may have under the terms of any employment agreement between such Transferred Employee and the Seller or its predecessors; provided, however, that the receipt of such releases and waivers shall not be a condition to the obligations of the parties hereunder.

         (b) BENEFITS. The Purchaser shall not be required to provide (or to cause its Affiliates to provide) the Transferred Employees with benefits that are similar to those provided by Seller pursuant to the Employee Benefits Plans. Notwithstanding the foregoing, the Purchaser shall provide to each Transferred Employee benefits and pay that are generally consistent with those provided by Purchaser at its similar operations from time to time.

         (c) PARTICIPATION IN BENEFIT PLANS. Transferred Employees shall be given credit for all service with the Seller or any of its Affiliates (or service credited by the Seller or any of its Affiliates) under all employee benefit plans and arrangements of the Purchaser or any of its subsidiaries in which Transferred Employees become participants for purposes of eligibility and vesting, to the same extent as if such service were rendered to the Purchaser. The Purchaser shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to a Transferred Employee, or shall take such other action (such as self-insurance or direct reimbursement to affected Transferred Employees) as may be necessary to provide the equivalent of such waiver to all Transferred Employees. The Purchaser shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by Transferred Employees during the 1996 calendar year for purposes of satisfying the 1996 calendar year deductibles and co-payments limitations under the relevant benefit plans of Purchaser; provided, however, that Seller and/or one or more of its Employee Benefit Plans shall be responsible for all valid claims incurred thereunder prior to the Closing Date including, without limitation, all claims for "extended benefits" for disabilities incurred prior to the Closing Date. In lieu of establishing any severance plan, the Purchaser shall not terminate any Transferred Employee, except for "cause" (as determined by the Purchaser in the good faith exercise of its business judgment), during the six-month period following the Closing Date.

         (d) VACATION AND OTHER PAY. The Purchaser shall assume the obligations of the Seller and/or its Affiliates with respect to accrued but untaken vacation and sick and holiday pay earned by Transferred Employees as of the Closing Date.

         (e) WARN ACT. The Seller shall provide any required notice under the Worker Adjustment and Retraining Notification Act as amended (the "WARN Act"), and any similar statute, and to otherwise comply with any such statute relating to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting the employees of the Business and occurring on or before the Closing Date. The Seller shall indemnify and hold harmless the Purchaser and its Affiliates with respect to any liability under the WARN Act or similar statute arising from the actions of the Seller or its Affiliates on or before the Closing Date.

         The Purchaser shall provide any required notice under the WARN Act, and any similar statute, and to otherwise comply with any such statute relating to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting the employees of the Business and occurring on or before the Closing Date. The Purchaser shall indemnify and hold harmless the Seller and its Affiliates with respect to any liability under the WARN Act or similar statute arising from the actions of the Purchaser or its Affiliates on or before the Closing Date.

         Section 5.12. COMMERCIAL EFFORTS: FURTHER ASSURANCES; CONSUMMATION. Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Seller and the Purchaser will use their respective commercially reasonable efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the Seller or the Purchaser, as the case may be, shall take all such action without any further consideration therefor.

         It is the intention of the parties hereto to transfer full and complete ownership of the Business (other than the Excluded Assets and the Retained Liabilities) on the Closing Date as contemplated hereby. In the event that a complete transfer of such ownership cannot be accomplished because of required governmental approvals, consents to assignment of the Assumed Contracts or other matters beyond the reasonable control of the parties hereto, the Purchaser may nevertheless consummate the transactions contemplated hereby to the extent such transfer may be made, and, for a period of one year after the Closing Date, the parties hereto shall cooperate in entering into such other arrangements as will, insofar as possible, produce the same economic effect upon the parties hereto as if such transfer had been made, such as operation by the Seller for the account of the Purchaser for an interim period of time.

         Section 5.13. TRANSITION SERVICES. (a) For a period of 30 days after the Closing, upon the reasonable request of the Purchaser the Seller shall provide certain transition services to the Purchaser, including, but not limited to, processing of customer orders, generating and mailing invoices, and other data processing functions (collectively, "Transition Services"). The Seller shall be obligated to provide such Transition Services only if, in the Seller's good faith judgement, the provision of such Transition Services would not materially disrupt or otherwise interfere with the conduct of the Seller's business. The Seller shall not be entitled to any fee for providing Transition Services to the Purchaser hereunder. However, the Purchaser shall reimburse the Seller on demand for any reasonable out-of-pocket expenses incurred by the Seller in connection therewith.

         (b) The Seller shall have no liability to the Purchaser for any Damage (as defined in Section 9.2) incurred by the Purchaser as a result of the Seller's provision of Transition Services hereunder, except to the extent resulting exclusively from the Seller's gross negligence or willful misconduct. The Purchaser shall indemnify the Seller, its Affiliates and their respective successors, assigns, officers, directors, employees and agents against any and all Damages arising from the Seller's provision of Transition Services hereunder, except to the extent resulting exclusively from the Seller's gross negligence or willful misconduct.

         Section 5.14. CERTAIN POST-CLOSING MATTERS. (a) In the event the Purchaser shall receive cash or checks in payment of products sold or delivered prior to the Closing, the Purchaser shall promptly deliver the payments to the Seller, endorsed where necessary, without recourse, in favor of the Seller. In the event the Seller shall receive cash or checks in payment or products sold or delivered after the Closing, the Seller shall promptly deliver the payments to the Purchaser, endorsed where necessary, without recourse, in favor of the Purchaser.

         (b) If product(s) shipped prior to the Closing are returned by a customer to the Purchaser after the Closing, the Purchaser shall notify the Seller in writing of all details of the return. At the Purchaser's option, the Seller shall arrange for the disposition of such products. If the Purchaser uses or resells the product(s), the Purchaser will promptly notify the Seller in writing and remit payment for the product(s) to the Seller at the Seller's cost.

         (c) The Seller shall pay for the repairs necessary to restore the chimney at the Andersonville facility to good working order. The cost of such repairs has been estimated to be approximately $59,000. The Seller and the Purchaser shall cooperate so as to effect the prompt completion of such repairs so as to minimize any interruption to the Business.

         (d) The Seller shall be solely responsible for the payment of the Transferred Employees and the Excluded Employees for all periods up to and including the Closing Date. To facilitate the orderly transition of the Business from the Seller to the Purchaser, if requested by the Purchaser at least five Business Days in advance, the Seller shall pay, on behalf of the Purchaser and solely as the agent of the Purchaser, the first payroll due the Transferred Employees after the Closing Date at their respective rates of pay in effect immediately prior to the Closing (net of all required withholdings). Notwithstanding the foregoing, the Purchaser shall remain solely responsible for paying to any Governmental Authority the employer's portion of any social security, Medicare, unemployment and other payroll taxes attributable to the employment of the Transferred Employees by the Purchaser. The Purchaser shall reimburse the Seller on demand for all amounts the Seller may pay to the Transferred Employees on the Purchaser's behalf pursuant to this clause (d).


                                   ARTICLE VI
                             CONDITIONS TO CLOSING

         Section 6.1. MUTUAL CONDITIONS. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions:

                  (a) No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect; or (ii) commenced or threatened any action or proceeding, which in either case would prohibit consummation of the transactions contemplated by this Agreement;

                  (b) Subject to the provisions of Section 5.12, all consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority and all consents and approvals of third parties which are required in connection with the execution and delivery of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained or made and shall be in full force and effect;

                  (c) The Collective Bargaining Agreements shall have been modified in writing such that the execution and delivery of this Agreement and the performance by the Purchaser of its obligations under this Agreement shall not cause a breach of any of the Collective Bargaining Agreements as so modified; and

                  (d) Estoppel certificates executed by each landlord for each of the Leased Real Properties included in the Transferred Property shall have been delivered to the Purchaser reflecting the absence of any defaults under the leases for such Leased Real Property.

         Section 6.2. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

         (a) All representations and warranties made by the Seller in this Agreement and the Schedules hereto and the Other Documents to which it is a party shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and the Seller shall have duly performed or complied in all material respects with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement and the Other Documents to which it is a party on or prior to or at Closing.

         (b) Prior to or at Closing, the Seller shall have delivered to the Purchaser all instruments of assignment, transfer and conveyance identified herein and such other closing documents as shall be requested by the Purchaser in form and substance reasonably acceptable to the Purchaser's counsel, including the following:

                  (i) such instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), in form and substance reasonably satisfactory to counsel for the Purchaser (including without limitation one or more bargain and sale deeds with limited or special warranty covenants against grantor's acts, or the equivalent thereof, in recordable form, the bill of Sale set forth as Exhibit B and the Assignment and Assumption Agreement set fort as Exhibit C), as are required in order to transfer to the Purchaser good and marketable title to the Transferred Assets free and clear of all Encumbrances except Permitted Encumbrances;

                  (ii)  the other Documents;

                  (iii) certificates from the appropriate state office for the states of Delaware and all other jurisdictions where the Transferred Property is located, dated as of a recent date, to the effect that the Seller is in good standing under the laws of that jurisdiction;

                  (iv) a certificate of an authorized officer of the Seller, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 6.2(a) have been satisfied;

                  (v) a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Closing Date, as to the incumbency of any officer of the Seller executing this Agreement, the Other Documents to which the Seller is a party or any document related thereto and covering such other matters as the Purchaser may reasonably request;

                  (vi) a certified copy of (1) the Certificate of Incorporation and by-laws of the Seller and all amendments thereto and (2) the resolutions of the Seller's Board of Directors authorizing the execution, delivery and consummation of this Agreement, the

         Other Documents to which the Seller is a party and the transactions contemplated hereby and thereby; and

                  (vii) such other documents or instruments as the Purchaser reasonably requests to effect the transactions contemplated hereby.

         (c) The Seller shall have delivered, or caused to have been delivered, to Purchaser, at Seller's sole cost and expense, current as-built surveys for all Owned Real Property included in the Transferred Assets prepared by a registered surveyor in accordance with the minimum standard detail requirements for ALTA/ACSM Title Surveys and otherwise in form and substance sufficient to delete any and all "survey exceptions" from the title insurance policies covering said property.

         (d) The Purchaser shall have received a title insurance policy (or a binding commitment to issue a title insurance policy) from a title insurance company satisfactory to Purchaser, insuring Purchaser's fee simple ownership of the Owned Real Property included in the Transferred Property and that the Purchaser's leasehold interest in the Leased Real Property included in the Transferred Property are good and marketable and free and clear of all liens and Encumbrances except Permitted Encumbrances, and deleting the "standard exceptions" thereto.

         (e) No Material Adverse Change shall have occurred subsequent to the date of this Agreement.

         Section 6.3. CONDITIONS TO THE SELLER'S OBLIGATIONS. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions.

         (a) All representations and warranties made by the Purchaser in this Agreement shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and the Purchaser shall have duly performed or complied in all material respects with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

         (b) Prior to or at Closing, the Purchaser shall have delivered to the Seller such closing documents as shall be reasonably requested by the Seller in form and substance reasonably acceptable to the Seller's counsel, including the following:

                  (i)   the Assignment and Assumption Agreement;

                  (ii)  the Other Documents;

                  (iii) a certificate of an authorized officer of the Purchaser, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 6.3(a) have been satisfied;

                  (iv) a certificate of the Secretary or Assistant Secretary of the Purchaser, dated the Closing Date, as to the incumbency of any officer of the Purchaser executing this Agreement, the Other Document or any document related thereto and covering such other matters as the Seller may reasonably request;

                  (v) a certified copy of (1) the Certificate of Incorporation and by-laws of the Purchaser and all amendments thereto and (2) the resolutions of the Purchaser's Board of Directors authorizing the execution, delivery and consummation of this Agreement, the Other Documents and the transactions contemplated hereby and thereby; and

                  (vi) such other documents or instruments as the Seller reasonably requests to effect the transactions contemplated hereby.

         (c) The Purchaser shall have paid the Purchase Price in full as specified in Section 2.2.


                                  ARTICLE VII
                                  TERMINATION

         Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

                  (a)  by mutual consent of the Seller and the Purchaser;

                  (b) by either the Seller or the Purchaser if the other party hereto shall breach in any material respect any of its representations, warranties or obligations contained in this Agreement; provided, that such breach is not cured in all material respects within a thirty-day period commencing on the date written notice of such breach is received by the breaching party;

                  (c) by the Purchaser, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived by the Purchaser;

                  (d) by the Seller, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived by the Seller; and

                  (e) by either the Seller or the Purchaser if the transactions contemplated by this Agreement shall not have been consummated on or before December 15, 1996 (or such later date as may be agreed upon in writing by the parties hereto), other than as a result of a delay caused by the party seeking to terminate this Agreement or as a result of such party's failure to perform its obligations hereunder.

         Section 7.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7.1 hereof, all rights and obligations of the Seller and the Purchaser hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1, 10.2 and 10.9, which shall survive the termination of this Agreement, and except nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.


                                  ARTICLE VIII
                             ENVIRONMENTAL MATTERS

         Section 8.1. ENVIRONMENTAL OBLIGATIONS. (a) The Purchaser shall assume liability for, and indemnify the Seller, its Affiliates, and their respective directors, officers, employees, successors and assigns against, all Environmental Claims related to the Transferred Property or the other Transferred Assets or arising from the operation of the Business on or prior to the Closing Date ("Assumed Environmental Liabilities"), except for the following (the "Retained Environmental Claims"):

                  (i)   All Environmental Claims relating to the Excluded
         Assets;

                  (ii) All Environmental Claims involving allegations of air pollution, improper air emissions giving rise to any alleged nuisance or tort or other airborne violations of any Environmental Law that arise from events that occurred prior to the Closing Date and that relate to the Transferred Property or the Business;

                  (iii) All Environmental Claims that relate to the "off-site" treatment, storage, use or disposal by Seller of any Regulated Substance used in or generated by the Business. For purposes of this subsection (iii), "off-site" shall refer to any property other than the Transferred Property;

                  (iv) Subject to the provisions of Section 9.1, all Environmental Claims that relate to a breach by Seller of any of its representations or warranties contained in this Agreement, including, without limitation, Section 3.20 or the Schedules relating thereto; and

                  (v) Subject to the provisions of Section 8.1(b) all "Shared Groundwater Environmental Claims" shall mean all Environmental Claims that (A) arise out of events that occurred prior to the Closing Date,
         (B) relate to the groundwater contained within the Transferred Property (but not the Excluded Assets), (C) do not relate to a breach by Seller of any of its representations or warranties contained in this Agreement or the Schedules relating thereto, and (D) involve assertions that such groundwater does not comply with any Environmental Law for any reason OTHER THAN (i) decreased pH levels, (ii) elevated levels of aluminum or sulfate, (iii) elevated levels of total dissolved solids, or (iv) the presence of heavy metals related to the manufacture of aluminum sulfate and/or native soil or groundwater conditions.

         (b) Seller shall retain liability for, and indemnify Purchaser, its Affiliates, and their respective directors, officers, employees, successors and assigns against, all Retained Environmental Claims; provided, however, that with respect to Shared Groundwater Environmental Claims, the Seller's sole obligation shall be to reimburse Purchaser for seventy-five (75) percent of the expenses actually paid for Appropriate Remedial Measures relating to the shared Groundwater Environmental Claims (the "Remediation Expenses") during the first year following the Closing Date; fifty (50) percent of such Remediation expenses actually paid during the second year following the Closing Date; and twenty-five
(25) percent of such Remediation Expenses actually paid thereafter; provided, that the Appropriate Remedial Measures to which the Remediation Expenses relate were commenced prior to the expiration of the third year following the Closing Date ("Qualifying Measures"); and provided, further, that the Seller shall have no further obligation or liability for any Remediation Expenses related to Qualifying Measures incurred or paid after the fourth anniversary of the Closing Date. In addition, from and after the third anniversary of the Closing Date, the seller shall have no further obligation or liability with respect to any Shared Groundwater Environmental Claims asserted after said date or any Appropriate Remedial Measures relating to the Shared Groundwater Environmental Claims commenced after said date, and thereafter all Shared Groundwater Environmental Claims, whether then existing or thereafter arising, shall become Assumed Environmental Liabilities. The Purchaser shall notify the Seller in writing prior to commencing any Appropriate Remedial Measures relating to the Shared Groundwater Environmental Claims for which it intends to seek partial reimbursement from the Seller pursuant to the terms of this Section 8.1(b), which notice shall include a non-binding, good faith estimate of the cost and timing of such Appropriate Remedial Measures. Thereafter, the Purchaser shall provide the Seller with copies of all invoices relating to such Appropriate Remedial Measures approved for payment by the Purchaser. Provided that the Purchaser has timely provided the Seller with the notice specified above, within ten days of receipt of such invoices, the Seller shall pay to the Purchaser its share of the amounts indicted on such invoices (less a proportionate share of any applicable discounts or credits received by the Purchaser with respect thereto) and the Purchaser shall promptly use the amounts paid to its by the Seller for the sole purpose of paying such invoices in full following its receipt thereof.

         (c) Seller shall be solely responsible for the proper and lawful closure of the Excluded Assets and any monitoring costs associated therewith.

         (d) Purchaser shall assume and be responsible for all of the reclamation expenses at the Mine required by all Environmental Laws, provided, however, that Purchaser's obligations under this subsection (d) shall not result in Purchaser assuming any Retained Environmental Claims relating to the Mine.

         (e) So long as Seller is responsible for a portion of the Remediation Expenses incurred with respect to the Shared Groundwater Environmental Claims, the Purchaser shall promptly provide Seller with copies of all written notices, citations, and complaints that relate solely and exclusively to the Business that Purchaser receives from Governmental Authorities or any other Person of any actual or alleged violation or liability under any Environmental Law or Environmental Permit. In addition, during such period, the Purchaser shall provide Seller with written reports from time to time, and any event no less frequently than twelve months describing in reasonable detail the on-going environmental condition of the Transferred Property and the other Transferred Assets, including, but not limited, to, information relating to any leak, spill, discharge, leaching, emission, escape or release of any Regulated Substance (other than in accordance with the terms of any Environmental Permit), any written notices, citations and/or complaints that Purchaser has received with respect to the Transferred Property from any Governmental Authority or any other Person regarding any actual or alleged violation or liability under any Environmental Law or Environmental Permit, information relating to any Appropriate Remedial Measures completed since the date of Purchaser's last report, and the status of any Appropriate Remedial Measures then being undertaken by Purchaser. So long as Seller is responsible for a portion of the Remediation Expenses incurred with respect to the Shared Groundwater Environmental Claims, in addition to the Seller's rights under Section 5.6 hereof, Seller and its representatives shall be permitted reasonable access, during normal business hours, to inspect and to make copies of Purchaser's books and records relating to the Transferred Properties and the other Transferred Assets for the purpose of verifying (i) the information contained in any of such reports, and (ii) the expenses incurred in connection with any Appropriate Remedial Measures.

         (f) So long as the Purchaser owns the Transferred Property located in Chattanooga, Tennessee and the Seller owns the Excluded Assets located in Chattanooga, Tennessee, during the three-year period following the Closing, the Seller shall promptly provide the Purchaser with copies of all written notices, citation, and complaints that relate solely and exclusively to such Excluded Assets that the Seller receives from Governmental Authorities or any other Person of any actual or alleged violation or liability under any Environmental Law or Environmental Permit. In addition, so long as the Seller owns such Excluded Assets, during the three-year period following the Closing, the Seller shall provide the Purchaser with information relating to any leak, spill, discharge, leaching, emission, escape or release or any Regulated Substance (other than in accordance with the terms of any Excluded Permit), any written notices, citations and/or complaints that Seller has received with respect to such Excluded Assets from any Governmental Authority or any other Person regarding any actual or alleged violation or liability under any Environmental Law or Excluded Permit.

         (g) So long as the Purchaser owns the Transferred Property located in Chattanooga, Tennessee and the Seller owns the Excluded Assets located at Chattanooga, Tennessee, during the three-year period following the Closing, the Purchaser and the Seller shall provide each other with reasonable access during normal business hours to all data generated by the monitoring wells located at the Chattanooga facility.






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



                                   ARTICLE IX
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         Section 9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties provided for in this Agreement shall survive the Closing for one year from the Closing Date for the benefit of the parties hereto and their successors and assigns, except that the representations and warranties contained (i) in Section 3.5 shall survive indefinitely, (ii) in Section 3.13 shall survive the Closing until the expiration of the application statute of limitations, and (iii) in Sections 3.12, 3.15 and 3.20 shall survive the Closing for three (3) years from the Closing Date (the "Survival Periods").

         Section 9.2. INDEMNIFICATION BY THE SELLER. Subject to the limitation set forth in Section 9.4, the Seller shall indemnify and hold harmless the Purchaser, its Affiliates and their respective successors, permitted assigns, officers, directors, employees and agents against any and all costs, expenses, damages, liabilities on losses (including, without limitation, reasonable counsel's fees and other reasonable out-of-pocket costs incident to any suit, action or proceeding) ("Damages") to the extent caused by (i) the breach of any representation or warranty made by the Seller in this Agreement for the applicable Survival Period, (ii) the breach by the Seller of any covenant or agreement to be performed by it hereunder (including, without limitation, the Seller's obligations under Article VIII), (iii) the failure of the Seller to obtain the Access Easement as required by Section 5.4(c), (iv) any Retained Liability, and (v) subject to the provisions of Article VIII, any liability, damage or obligation arising out of the Seller's ownership or operation of the Excluded Assets. Notwithstanding the foregoing, in the event that the Purchaser agrees to undertake or is required to undertake any remedial measures resulting from a breach of Section 3.20 by the Seller, the Purchaser's "Damages" for such remedial measures shall be limited to the actual costs of performing the Appropriate Remedial Measures proximately caused by such breach unless a Governmental Authority orders or otherwise requires more extensive remedial measures.

         Section 9.3. INDEMNIFICATION BY THE PURCHASER. Subject to the provisions of Section 9.4, the Purchaser shall indemnify and hold harmless the Seller, its Affiliates and their respective successors, permitted assigns, officers, directors, employees and agents against any and all Damages to the extent caused by (i) the breach of any representation or warranty made by the Purchaser in this Agreement for the applicable Survival Period, (ii) the breach by the Purchaser of any covenant or agreement to be performed by it hereunder (including, without limitation, the Purchaser's obligations under Article VIII),
(iii) any Assumed Liability, and (iv) subject to the provisions of Article VIII, the operation of the Business from and after the Closing.

         Section 9.4. LIMITATIONS ON INDEMNIFICATION. The indemnification obligations contained in this Article IX shall be subject to the following limitations:

         (a) The Seller and the Purchaser, respectively, shall have no liability under Sections 9.2(i) and 9.3(i), respectively, with respect to any claims for Damages pursuant to said respective Sections until the aggregate of all such claims against such party total $500,000 (the "Threshold Amount"), in which event such party's indemnity obligation shall apply to the




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



aggregate of all claims against it in excess of the Threshold Amount. All such claims made during the applicable Survival Periods pursuant to this Agreement and the Technology Transfer Agreement shall be counted in determining whether the thresholds specified above have been achieved.

         (b) The Seller's maximum aggregate indemnification liability under
Section 9.2 shall not exceed the Purchase Price (as adjusted pursuant to Section 2.4).

         (c) In computing the amount of Damages hereunder, the Damages suffered by the Indemnified Party shall be computed net of any tax benefit to the extent recognized and utilized prior to or in the year in which such Damages are paid to offset or reduce the tax liability of the Indemnified Party. Any payment in respect of indemnification hereunder shall be treated as an adjustment of the Purchase Price.

         Section 9.5. SOLE AND EXCLUSIVE REMEDY; WAIVER. Any Person providing indemnification pursuant to the provisions of Article VIII or this Article IX is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of Article VIII or this Article IX is hereafter referred to as an "Indemnified Party." The provisions of Article VIII and Article IX shall constitute the sole and exclusive remedy of any Indemnified Party after the Closing for (i) Damages arising out of, resulting from or incurred in connection with any inaccuracy and/or breach by the Indemnifying Party of any of its representations or warranties under this Agreement, the Other Documents, the Schedules hereto or any certificate delivered in connection herewith (except as otherwise provided in the Technology Transfer Agreement),
(ii) the failure of the Indemnifying Party to perform any covenant or agreement under this Agreement or the Other Documents; provided, however, that nothing in this clause (ii) shall limit or otherwise restrict any party's right to seek or obtain injunctive or other equitable relief (including, without limitation, specific performance) as a result of a breach by the other party of any of its covenants or agreements under this Agreement or the Other Documents, (iii) any other act or omission by the Indemnifying Party under this Agreement or the Other Documents or relating to the subject matter hereof or thereof, or (iv) any Environmental Claim relating to the Business or the Transferred Assets. Any other rights to indemnification or Damages to which an Indemnified Party might otherwise be entitled after the Closing, whether now existing or hereafter arising, are hereby waived to the maximum extent permitted by applicable law. The Purchaser and the Seller, on their own behalf and on behalf of their respective Affiliates, their respective officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, hereby waive, to the maximum extent permitted by applicable law, any and all other claims which may arise hereunder against the officers, directors, employees, agents and representatives of the other party hereto. The Purchaser acknowledges that, pursuant to the terms of the Environmental Matters Agreement, dated December 17, 1993, a true and complete copy of which has been provided to the Purchaser, the Seller has previously agreed to indemnify Cyanamid, its predecessor in interest, against certain environmental liabilities relating to, among other things, the Business and the Transferred Assets. Accordingly, the Purchaser shall not make any claims against Cyanamid or its successors in interest (other than the Seller) in respect of any such environmental liabilities relating to the Business or the Transferred Assets. NOTWITHSTANDING ANYTHING TO

THE CONTRARY CONTAINED IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL THE SELLER BE LIABLE TO THE PURCHASER OR THE PURCHASER BE LIABLE TO THE SELLER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY MALFUNCTIONS, DELAYS, LOSS OF DATA, LOSS OF PROFIT, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF THE OTHER PARTY HAS BEEN APPRAISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

         Section 9.6. PROCEDURES FOR THIRD PARTY CLAIMS. In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or
(y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such Third Party Claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         Section 9.7. PROCEDURES FOR INTER-PARTY CLAIMS. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its Books and Records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages.





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



                                   ARTICLE X
                                 MISCELLANEOUS

         Section 10.1. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to the Purchaser:                GEO Specialty Chemicals, Inc.
                                    28601 Chagrin Boulevard, Suite 450
                                    Cleveland, OH 44122
                                    Telephone:  (216) 464-5564
                                    Facsimile:  (216) 765-1307
                                    Attention:  George P. Ahearn, President

With a copy to:                     Thompson Hine & Flory, LLP
                                    3900 Key Center
                                    Cleveland, Ohio 44114
                                    Telephone:  (216) 566-5500
                                    Facsimile:  (216) 566-5800
                                    Attention: Craig R. Martahus, Esq.

If to the Seller:                   Cytec Industries Inc.
                                    Five Garret Mountain Plaza
                                    West Paterson, New Jersey 07424
                                    Telephone:  (201) 357-3100
                                    Facsimile:  (201) 357-3058
                                    Attention:  Corporate Secretary

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

         Section 10.2. EXPENSES. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

         Section 10.3. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement (and all matters arising, directly or indirectly, from it) shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties




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



hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 10.4. ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY RIGHTS. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void except that this agreement may be assigned in whole or in part by Purchaser to any wholly owned subsidiary of the Purchaser; provided, however, that the Purchaser shall remain liable for the performance of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing contained in this Section
10.4 shall restrict the Purchaser's ability to grant a security interest in its rights hereunder to one or more of its lenders.

         Section 10.5. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         Section 10.6. TITLES AND HEADINGS. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.7. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. In the event of a conflict between the terms of this Agreement and the terms of any Other Document, the provisions of this Agreement shall control.

         Section 10.8. AMENDMENT AND MODIFICATION. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

         Section 10.9. PUBLIC ANNOUNCEMENT. Except as may be required by law, neither the Seller, on the one hand, nor the Purchaser, on the other hand, shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other. In the event that any such press release or other public disclosure shall be required, the party required to issue such release or other disclosure shall consult in good faith with the other party hereto with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof. No party shall disclose the Purchase Price, whether prior to, on or after the Closing Date, except as may be required by applicable laws or regulations or the rules of any securities exchange or association binding on the Purchaser or the Seller, as the case may be.

         Section 10.10. WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

         Section 10.11. SEVERABILITY. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

         Section 10.12. NO STRICT CONSTRUCTION. Each of the Purchaser and the Seller acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

         Section 10.13. BULK SALES. Each of the Purchaser and the Seller hereby waives compliance with Article 6 of the Uniform Commercial Code, or any comparable bulk sales law, as adopted by each of the jurisdictions in which the Transferred Assets are located to the extent, if any, that it is applicable to the transactions contemplated by this Agreement. The Seller shall indemnify and hold harmless the Purchaser and its directors, officers, shareholders, employees, agents and representatives from and against any Damages arising out of such waiver.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          CYTEC INDUSTRIES INC.


                                          By:  /s/ Stephen M. Crum
                                              ----------------------------------
                                              Name:    Stephen M. Crum
                                              Title:   Executive Vice President


                                          GEO SPECIALTY CHEMICALS, INC.


                                          By:  /s/ George P. Ahearn
                                              ----------------------------------
                                              Name:    George P. Ahearn
                                              Title:   President





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